Exhibit 99.1
                        PRESS RELEASE DATED MAY 19, 2005



              United Medicorp, Inc. Announces First Quarter Results

Dallas, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI.OB) announced today its results for the first quarter of 2005.

Revenue for the first quarter ended March 31, 2005 was $822,459, down 25 percent compared with $1,093,470 in the first quarter of 2004. Net income for the first quarter was $15,340 compared to net income of $87,177 in the prior year quarter. Net income per share for the first quarter was $0.0005, compared to net income per share of $0.0030 in the prior year quarter.

Pete Seaman, CEO, stated, "Due to competitive conditions and the cost pressures that hospitals are facing, the Company is finding it increasingly difficult to sell its services. While the Company continues to pursue new healthcare customers, management will be seeking other strategic opportunities for the Company as well."

Nathan Bailey, Vice President and Controller added, "The first quarter of 2005 marked the eighteenth consecutive quarter that the Company has reported net income since the move to Pampa in September of 2000. With the loss of a significant customer during April of 2005, the Company will face a significant challenge to continue its record of profitability. Management will continue its efforts to acquire new business while rigorously managing expenses without negatively impacting service levels. "

United Medicorp, Inc. provides extended business office and coding services to healthcare providers nationwide.


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